Exhibit 10.1

September 6, 2018

Mr. James Mead

Executive Vice President & Chief Financial Officer

Alexander & Baldwin, Inc.

822 Bishop Street

Honolulu, Hawaii 96813

Dear Jim:

In connection with your decision to resign as the Company’s Executive Vice President and Chief Financial Officer, effective as of November 15, 2018 (the “Resignation Date”), and in recognition of your contributions and to promote a smooth transition, the Company is willing to offer you the following terms (this “Letter Agreement”).

If you remain employed with the Company through the Resignation Date, you will receive a payment of $360,500 (less applicable tax withholdings) (the “Payment”). This amount is equivalent to your 2018 Alexander & Baldwin, Inc. Performance Improvement Incentive Plan full year target of 70%. The Payment will be paid to you within thirty days of the Resignation Date, conditioned upon your signing within 21 days after the Resignation Date a mutual release of claims in the mutually agreed on form attached hereto as Exhibit A (the “Release”) and you do not subsequently revoke the release prior to it becoming effective. If you are terminated by the Company for “Cause” (as defined in the Company’s Executive Severance Plan) before the Resignation Date, then you will not receive the Payment.

For clarity, your rights to the Payment as set forth above are separate from and in addition to the following:

(a)	continuation, through the date your employment with the Company is terminated, of:

(i)

your current base salary at the annualized rate of $515,000 (less any applicable tax and other payroll withholdings), or if your employment is terminated by the Company without “Cause” (as defined in the Company’s Executive Severance Plan) prior to the Resignation Date, you shall receive your current base salary at the annualized rate of $515,000 (less any applicable tax and other payroll withholdings) through November 15, 2018,

(ii)	your current employee benefit coverages,

(iii)	the reimbursement of any business expenses incurred by you on or before the date your employment with the Company is terminated (in accordance with current Company policy and practices), and

822 Bishop Street Honolulu, Hawaii 96812 p (808) 525-6611 f (808) 525-6652 alexanderbaldwin.com

(iv)	your rights to continued vacation accruals;

(b)	any COBRA health care continuation rights you may have after November 30, 2018 (or your employment termination date, if earlier) for you and your family;

(c)

any vested rights you have (as of the date of this Letter Agreement or as of any subsequent date on or before the date your employment with the Company is terminated) to your 401(k) account balance and any 401(k) Company matching contributions for 2017 or 2018; and

(d)

any rights you have to any already vested stock-based awards (or any unvested stock-based awards that would for any reason otherwise vest on or before November 15, 2018, or your employment termination date, if earlier).

You will continue to receive D&O insurance and indemnification coverage rights, as described in Section 7 of the Executive Employment Agreement (“Employment Agreement”) between you and the Company, dated July 10, 2017 and/or as provided under the Company’s articles of incorporation and/or By-Laws.

It is mutually agreed that your employment continues to be at-will, which means your employment is for no definite period of time and that either you or the Company may terminate your employment, at any time, with or without reason. No communication, whether written or oral, shall supersede, or alter, the at-will status of your employment, unless authorized in writing by the Chief Executive Officer of the Company. If you are hereafter terminated by the Company for any reason other than for “Cause” prior to the Resignation Date, or due to death or disability prior to such date, you will be entitled to an accelerated payment of the Payment conditioned upon you (or your legal representative or estate, as appropriate) signing the Release and you (or your legal representative or estate, as appropriate) not subsequently revoking the Release in the time frames provided. You will not be entitled to any severance payments under the Executive Severance Plan or any other plans in connection with your resignation of employment with the Company.

For clarity, your current unvested stock-based awards will remain outstanding until November 15, 2018 (or the date your employment terminates, if earlier), and will be forfeited after such date if not vested prior to that date.

This Letter Agreement confirms that if after November 15, 2018 (or your applicable employment termination date, if earlier) (i) you are requested in writing by the Board or Company to provide any assistance to the Board or the Company, and you in fact do so, or (ii) you are required or requested by any Federal or State regulatory or other governmental agency to testify or provide information in connection with any inquiry relating to the Company, and you in fact do so, the Company agrees that it will fully and promptly reimburse you for any reasonable and documented travel and lodging expenses incurred by you in connection with providing such services, any reasonable attorney fees you incur in such regard and will pay you $500 per hour for your time.

822 Bishop Street Honolulu, Hawaii 96812 p (808) 525-6611 f (808) 525-6652 alexanderbaldwin.com

This Letter Agreement also confirms that, between the date of this Letter Agreement and November 15, 2018 (or your applicable employment termination date, if earlier), you will be expected to devote to the Company the normal business time and attention that is required during regular business hours and/or regular business days to fulfill your role as the Company’s Chief Financial Officer; provided, however, you will not be required to report to the Company’s main office on a daily basis.

This Letter Agreement also confirms that the Company will pay directly or reimburse you for the first $7,500 of advisor fees incurred by you in connection with the negotiation of this Letter Agreement and the attached Release.

By my signature below, the Company and I confirm that I, as the SVP – Human Resources, have been duly authorized by the Company’s CEO and the Compensation Committee to enter into this Letter Agreement with you.

By your signature below, you hereby confirm your intent to complete your resignation from the position of Executive Vice President and Chief Financial Officer of the Company, and from any and all other positions you hold with the Company or any of its subsidiaries and affiliates, effective as of the Resignation Date, based on and in reliance on the Company’s commitments to you as set forth in this Letter Agreement.

Very truly yours,

By	/s/ Son-Jai Paik
Son-Jai Paik
Senior Vice President, Human Resources

Agreed & Accepted:

/s/James E. Mead	September 6, 2018
James E. Mead	Date

822 Bishop Street Honolulu, Hawaii 96812 p (808) 525-6611 f (808) 525-6652 alexanderbaldwin.com

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims agreement (this “Release”), as referenced in the letter agreement (the “Letter Agreement”), dated September 6, 2018, between Alexander & Baldwin, Inc. (the “Company”) and James E. Mead (“you”) (and to which this Release is attached), is between the Company and you.

1.

You acknowledge that by reason of your position with the Company, you have had access to information of a confidential or sensitive nature. Subject to Section 13, you represent that you have held all such information confidential and agree that you will continue to do so, except as required by subpoena or court process, in which event you agree that you will provide the Company sufficient written notice to contest such subpoena or court process; provided, however, this Section 1 does not waive your rights to enforce the terms of the Letter Agreement or this Release in an action, arbitration or proceeding.

2.

Subject to Section 13, you agree that you will not disparage or speak negatively about the Company, its related companies, their respective products or services, and their respective shareholders, directors, officers, employees, agents, partners, representatives, or investors; provided, however, this Section 2 does not (i) waive your rights to enforce the terms of the Letter Agreement or this Release in an action, arbitration or proceeding, or (ii) limit your ability to respond truthfully to any statement about you made by the Board, the Board Committees or the Company’s directors or officers. The Company agrees to instruct the Board, its Board Committees and the Company’s directors and officers, subject to Section 13, not to disparage or speak negatively about you.

3.

You understand and agree that, on or before the earlier of the Resignation Date (as defined in the Letter Agreement) or three days after any earlier date your employment with the Company terminates, you will turn over to such person as identified or directed by your supervisor or other Company management personnel, all Company files, memoranda, records and other documents, physical or personal property and keys belonging to the Company, provided that it is agreed you may retain copies of the Employment Agreement (as defined in the Letter Agreement) your equity-based award agreements, the Letter Agreement, this Release and any other documents or data relating to your compensation or benefits or employment as an EVP-CFO of the Company, and your personal files, including, without limit, any contact information and other files you had prior to joining the Company or that relate to any non-Company boards you are currently on. You shall also be allowed to retain your current laptop and computer monitor only after the Company transfers to its possession and permanently deletes all Company property and confidential information from such devices.

4.

In exchange for, and expressly conditioned on the Company making the payments provided for in the Letter Agreement and otherwise honoring your rights under, and complying with the terms of, the Letter Agreement, and in consideration of the understandings as set forth in this Release and the Letter Agreement, and subject to the exceptions expressly provided below, you hereby release, and forever discharge the Company and its subsidiaries and affiliates, and their respective directors, officers, managers, members, employees, trustees, agents, representatives, successors and assigns, from any and all claims, charges, demands, damages and causes of action of whatsoever kind (including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Age

Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Hawaii Whistleblowers’ Protection Act, H.R.S. Chapter 378-61, et seq., the Hawaii Employment Practices Law, H.R.S. Chapter 378 and the Hawaii Civil Rights Act, H.R.S. Chapter 368), you now have, ever had or will have in the future, known or unknown, arising out of your employment with or 2018 separation from employment with the Company, other than vested benefits, if any, under Company benefit plans and any of the amounts payable to you under, or rights provided to you under, the Letter Agreement.

The above release includes, but is not limited to, claims under all state, federal, and local laws, and Company policies and documents other than this Release. You agree that claims under the Federal Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et seq., as amended, are expressly waived.

Notwithstanding the above, nothing in this Section 4 or this Release shall adversely impact, or preclude you from enforcing, your rights to the agreed-on payments and other rights expressly provided for or referred to in the Letter Agreement.

a.	Nothing herein waives any claims or rights which may arise after the date of execution hereof.

b.

You acknowledge and agree that you have twenty-one (21) days from your Resignation Date (or, if earlier, the termination of your employment by the Company other than for “Cause,” as defined in the Letter Agreement), to review and consider this Release. You may accept and sign this Release any time during this twenty-one (21) day period. However, if you do so, you are (i) voluntarily waiving your right to review this Release for twenty-one (21) days and (ii) should only do so if the Company has not induced you to waive this period by fraud, misrepresentation, threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day period.

c.

For seven (7) days following the execution of this Release by you, you shall have the right to revoke this Release, and this Release shall not be effective until the expiration of this 7-day period. To revoke your execution of this Release, you must do so in writing to me before the expiration of this 7-day period.

d.

You acknowledge and agree that the Company has advised you that you may consult with an attorney prior to execution of this Release, you have consulted with an attorney and you are entering into this Release freely, knowingly and voluntarily.

e.	You acknowledge that you are receiving at least one payment to which you are not otherwise entitled in exchange for signing this Release.

5.

In consideration for, among other terms, the above release of claims by you (subject to certain exceptions as stated above), the Company, on behalf of itself and its subsidiaries and affiliates (together with the Company, the “A&B Group”), voluntarily releases and forever discharges you from all claims that, as of the date when the Company signs this Release, the Company (or any such subsidiary or affiliate) had or claimed to have or, prior to that date, ever had or claimed to have had against you, including, without limit, any claims relating to your employment by and termination of employment with the Company, except that this release:

a.

shall not apply to any claims against you relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to any member of the A&B Group that constitutes a felony under any federal or state statute committed or perpetrated by you during the course of your employment with the Company or the A&B Group,

b.

shall not apply to any claims against you relating to or arising out of any intentional misconduct or the material breach of your fiduciary duty occurring during the course of your employment with the Company or the A&B Group,

c.	shall not apply to any claims that may not be released by the Company under applicable law,

d.	shall not affect the Company’s rights to enforce this Release,

e.	shall not affect your continuing obligations (if any) to the Company under the Employment Agreement, and

f.	shall not apply to withholding taxes due from you.

6.

You acknowledge and represent that, other than the payments and rights provided for or referenced in the Letter Agreement (including, without limit, your ongoing D&O insurance and indemnification coverage rights), the Company has paid or provided you all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you, if applicable, for services rendered. You further acknowledge and represent that you have received any statutory leave to which you were entitled or which you requested, if any, and that you did not sustain any workplace injury during your employment with the Company.

7.

In connection with all matters relating to this Release, neither party admits that it has acted in any way unlawfully as to the other party. The releases are given for the purpose of making a full, final and amicable resolution of each party’s obligations to the other.

8.

Any dispute regarding any aspect of the Letter Agreement or this Release or any act which allegedly has or would violate any provision of the Letter Agreement or this Release (“arbitrable dispute”) will be submitted to arbitration in Hawaii conducted by Dispute Prevention & Resolution, Inc. (“DPR”) before an experienced employment arbitrator licensed to practice law in Hawaii and selected in accordance with the rules of DPR as the exclusive remedy for such claim or dispute. Should any party to this Release hereafter institute any legal action or administrative proceeding against the other with respect to any Claim waived by this Release or to pursue any arbitrable dispute by any method other than said arbitration, the responding party, if it prevails, shall be entitled to recover from the initiating party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action.

9.

Should any of the provisions herein be determined to be invalid, it is agreed that this shall not affect the enforceability of other provisions herein. The parties agree that this Release may not be amended or modified except by a written document signed by both parties.

10.

Should either party institute any action or proceeding to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Release, or for a declaration of such party’s rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, each party shall pay its own attorney fees and expenses, provided that, if you prevail, in whole, you shall be entitled to be reimbursed by the Company for all reasonable costs and expenses incurred, including, but not limited to, all reasonable attorneys’ fees and expenses for the services rendered in connection with such action, arbitration or proceeding.

11.

This Release shall be binding upon, and inure to the benefit of, the Company, its successors and/or assigns, and upon you and upon your respective heirs, administrators, representatives, executors, successors and assigns.

12.

It is understood and agreed by both parties that this Release represents a compromise and settlement between the parties hereto, and that nothing contained in this Release shall be construed as an admission of liability by or on behalf of either party by whom liability is expressly denied.

13.

This Release does not prohibit or restrict you, the Company, or any other person or entity from (i) initiating communications directly with, cooperating with, providing relevant information, or otherwise assisting in an investigation by (A) the U.S. Securities and Exchange Commission (“SEC”), or any other governmental, regulatory, or legislative body, or self-regulatory body, regarding a possible violation of any Federal or State law, in each case, without advance notice to the Company; or (B) the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws; (ii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority; or (iii) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation.

Pursuant to 18 U.S.C. § 1833(b), you understand that you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You understand that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Release, or any other agreement that you have with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

14.

This Release, along with the Letter Agreement, contains the entire understanding of the parties hereto, and, together, fully supersede any and all prior agreements or understandings pertaining to the subject matters of this Release except to the extent expressly referenced in this Release or the Letter Agreement. Each of the parties hereto acknowledge that no party or agent of any party has made any promise, representation or warranty whatsoever, either express or implied, not contained herein or in the Letter Agreement concerning the subject matters of this Release or the Letter Agreement to induce any other party to execute this Release, and each of the parties to this Release acknowledge that it has not executed this Release in reliance of any such promises, representations or warranties not specifically contained in this Release or the Letter Agreement.

15.

You and the Company expressly understand and acknowledge that this Release may be pleaded as a defense to, and may be used as the basis for an attempted injunction against any action, suit, administrative or other proceeding which may be instituted, prosecuted or attempted as a result of an alleged breach of this Release by either party.

16.

In the event you willfully violate any provision of this Release which causes the Company to suffer harm, the Company will have the right to terminate this Release without any obligation to make further payment to you.

17.

This Release shall not be effective unless and until you execute and return one of the two originals hereof executed by the Company and the seven (7) day revocation period, as described in Section 4(c) herein, has lapsed without a revocation of this Release by you. The Company expressly agrees that it may not at any time after the Letter Agreement is signed revoke this Release or modify any of the terms hereof.

18.	This Release shall be deemed to have been entered into in the State of Hawaii and shall be construed and interpreted in accordance with the laws of the State of Hawaii.

If this Release is satisfactory to you, please sign and return the original of this Release to me. The time limit for acceptance of this Release is twenty-one (21) days from the Resignation Date (as defined in the Letter Agreement) (or the date of termination of employment by the Company other than for “Cause,” if earlier than the Resignation Date). A signed duplicate original of this Release is enclosed for your records.

We wish you the best in your future endeavors.

Very truly yours,

/s/ Son-Jai Paik
Son-Jai Paik
Senior Vice President, Human Resources

Dated: September 6, 2018

UNDERSTOOD AND AGREED:

JAMES E. MEAD

Dated: